Exhibit 4.51

Memorandum of Understanding

THIS MEMORANDUM OF UNDERSTANDING (this “Agreement”) is dated effective as of February 28, 2019 (the “Effective Date”).

BETWEEN:

EHAVE, INC.,

a corporation formed under the laws of the Province of Ontario

(“Ehave”);

- and –

DAVID GOYETTE,

an individual residing in the Province of [Ontario]

(the “Executive”);

(collectively, the “Parties”)

RECITALS:

1.	Ehave and the Executive entered into an executive employment agreement pursuant to which Ehave engaged the Executive in the position of Chief Technology Officer (the “Employment Agreement”).

2.	Ehave intends to enter into an asset purchase agreement with ZYUS Life Sciences Inc. (“Zyus”) (the “Asset Purchase Agreement”), pursuant to which, among other things, Ehave will sell a substantial portion of its assets to Zyus (the “Asset Sale”).

3.	Ehave anticipates having insufficient funds, in the near future, with which to pay the Executive’s annual salary under the Employment Agreement.

4.	Section 3.06 of the Employment Agreement provides that the Executive is entitled to terminate the Employment Agreement for whatever reason upon providing two months’ written notice to Ehave and that Ehave is entitled, in its sole direction, to instead pay the Executive the applicable salary and bonus during such two month period (the “Severance Payment”).

5.	Section 2.03 of the Employment Agreement provides that, among other things, Ehave will grant the Executive 365,000 common shares of Ehave upon signing the Employment Agreement and may, in its sole discretion, grant further shares to the Executive (the “Equity Awards”).

6.	Ehave and the Executive desire to memorialize the terms under which the Executive will release Ehave from the obligation to pay the Severance Payment and the Equity Awards.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein, and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

1.	RECITALS

The foregoing recitals are incorporated into this Agreement as if separately restated herein.

2.	SEVERANCE TERMS

(a)	Upon the Effective Date, Ehave shall

(i)	issue 50,730,997 common shares in the capital of Ehave to the Executive (the “Consideration Shares”); and

(ii)	not have outstanding any debt or other securities that give any rights of anti-dilution or similar adjustments to the holders thereof.

(b)	Upon the Effective Date, the Executive shall:

(i)	release any and all rights he may have with respect to any and all stock options or other awards that have been granted to him by Ehave, including, without limitation, by cancelling the 724,415 options of Ehave that are held by the Executive; and

(ii)	release Ehave from any and all rights he may have under the Employment Agreement pursuant solely to Sections 2.03 and 3.06, but, for greater certainty, without derogating from the Executive’s other rights under the Employment Agreement.

(c)	If the Asset Sale has closed, pay to the Executive from the proceeds thereof, the remainder of his bonus for the year ended December 31, 2017, being $50,000, less applicable withholdings and deductions.

3.	AMENDMENTS TO EMPLOYMENT AGREEMENT

(a)	Sections 2.03 and 2.06 of the Employment Agreement are hereby deleted in their entirety.

(b)	Section 3.06 of the Employment Agreement is hereby deleted in its entirety, and replaced and restated as follows:

3.06 Resignation by Executive. The Executive shall be entitled to terminate this Agreement and his employment with the Company, at any time and for whatever reason. The Company shall be entitled, in its sole discretion, to accept such resignation effective immediately, following which, the Company shall have no other obligations to the Executive other than as expressly provided for in this Agreement.

4.	REPRESENTATIONS AND WARRANTIES

The Executive represents, warrants and acknowledges, to Ehave as follows, and acknowledges that Ehave is relying upon these representations, warranties and acknowledgments in connection with the purchase of the Consideration Shares:

(a)	the Executive has properly completed, executed the applicable Exhibits attached hereto, and the information contained therein is true and correct;

(b)	if the Executive is acting as agent for a principal (a “Disclosed Beneficial Purchaser”), (i) the Executive is duly and validly authorized to enter into this agreement and all other necessary documentation on behalf of such Disclosed Beneficial Purchaser and (ii) this Agreement has been duly and validly authorized, executed and delivered on behalf of, and constitutes a valid and legally binding obligation of such Disclosed Beneficial Purchaser, enforceable in accordance with its terms, subject to customary limitations with respect to bankruptcy, insolvency or other laws affecting creditors' rights generally and to the availability of equitable remedies;

(c)	the Executive (or, if applicable, the Disclosed Beneficial Purchaser) is an “accredited investor” as defined under applicable Canadian securities laws and has certified its eligibility to purchase pursuant to such exemption by completing Exhibit “B”;

(d)	if the Executive is relying on paragraphs (j), (k) or (l) of the definition of “accredited investor”, the Executive has also completed, signed and delivered a Form for Individual Accredited Investors in the form attached as Exhibit “C” and in so doing, the Executive represents and acknowledges that Sections 1, 5 and 6 of such form were completed, as applicable, before the Executive completed and signed such form;

(e)	the Executive is purchasing the Consideration Shares as principal for its own account, not for the benefit of any other person, for investment only and not with a view to resale in the course of or incidental to a distribution of all or any of the Consideration Shares;

(f)	the Executive acknowledges and confirms that any certificates representing the Consideration Shares will carry the legend stating substantially the following, as may be revised by Ehave to comply with applicable securities laws:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) FEBRUARY 27, 2019, AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

(g)	the Executive will provide such additional information and documents as may be requested in order for Ehave to determine whether the Executive or the Disclosed Beneficial Purchaser, as applicable, satisfies the indicated category of accredited investor, including in particular those based on income or assets; and

(h)	the Executive acknowledges and agrees that: (a) Ehave is required to disclose to the applicable securities regulatory authorities or regulators (the “Securities Authorities”) certain information pertaining to the Executive, including the Executive's name, residential address, telephone number, number of Consideration Shares purchased, purchase price therefor, statutory exemption relied on and date of distribution (collectively “personal information”), that is required to be disclosed in Schedule I of Form 45-106F1 under Canadian Securities Administrators' National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”), which Form 45-106F1 is required to be filed by Ehave under NI 45-106; (b) the personal information will be delivered to the applicable Securities Authorities under the authority granted in applicable securities legislation; (c) such personal information is being collected indirectly by the applicable Securities Authorities under the authority granted to it in securities legislation; (d) such personal information is being collected for the purposes of the administration and enforcement of the securities legislation of the local jurisdiction; and (e) the title, business address and business telephone number of the public official in the local jurisdiction who can answer questions about the Securities Authority's indirect collection of such personal information is indicated in Exhibit “D” hereto. By executing this Agreement, the Executive hereby authorizes the indirect collection of such personal information by the applicable Securities Authorities.

5.	Miscellaneous

a)	This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement are governed by and are to be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and treated in all respects as an Ontario contract. The Parties hereby irrevocably and unconditionally attorn to the exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

b)	This Agreement shall be binding upon and enure solely to the benefit of the Parties and their respective heirs, executors, personal legal representatives, successors and permitted assigns

c)	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to a Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

d)	This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

e)	This Agreement may not be assigned by any Party.

f)	This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

g)	The Executive acknowledges that Ehave has advised the Executive to obtain independent legal advice with respect to the entry into this Agreement and confirms that he/she has either done so or has knowingly waived his/her right to do so. The Executive further acknowledges that this Agreement has been entered into by him/her freely and voluntarily and without duress.

[signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

EHAVE, INC.

Per:	/s/ Binyomin Posen	/s/ David Goyette
	Authorized Signing Officer	David Goyette